UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 1, 2018

BioXcel Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38410	82-1386754
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

780 East Main Street

Branford, CT  06405

(Address of principal executive offices, including ZIP code)

(203) 643-8060

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

  Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2018, BioXcel Therapeutics, Inc. (the “Company”) entered into an executive employment agreement with Dr. Vincent O’Neill, M.D. pursuant to which he has agreed to serve as Senior Vice President and Chief Medical Officer. Dr. O’Neill has served as Chief Medical Officer of the Company since July 2017.  The term of the agreement will continue for a period of 2 years from the effective date and automatically renews for successive one year periods at the end of each term until either party delivers written notice of their intent not to review at least 90 days prior to the expiration of the then effective term. Dr. O’Neill’s base salary will be $400,000 per year. In addition, he will eligible to receive an annual bonus of up to 35% of his base salary per year at the discretion of the compensation committee. To the extent Dr. O’Neill becomes subject to Connecticut state taxes because of the performance of his duties, the Company shall gross him up for tax purposes so that he is in the same position as if he were not subject to such taxes.  Dr. O’Neill is entitled to participate in any and all benefit plans, from time to time, in effect for senior management, along with vacation, sick and holiday pay in accordance with the Company’s policies established and in effect from time to time. The agreement may be terminated by us at any time and for any reason (or no reason), and with or without cause, provided if the agreement is terminated without cause, we are required to provide him at least 90 days prior written notice. Dr. O’Neill may terminate the agreement for any reasons (or no reason) upon 90 days prior written notice. If the employment agreement is terminated by the Company other than for cause or if Dr. O’Neill terminates his employment for good reason, which includes a change of control, Dr. O’Neill shall receive (i) a pro-rated bonus for the year in which such termination became effective, and (ii)  continued payment of his base compensation during the 6 month period following termination. If the Company terminates Dr. O’Neill’s employment and a change of control is either consummated (i) within 6 months of the effective date of such termination or (ii) no more than 12 months prior to the effective date of such termination, Dr. O’Neill shall be entitled to receive a lump sum payment equal to 6 months of his base compensation. The employment agreement also contains covenants: (i) restricting Dr. O’Neill from engaging in any activity competitive with the Company’s business during the term of the employment agreement and for a period of one year thereafter; (ii) prohibiting Dr. O’Neill from disclosing confidential information regarding the Company; and (iii) soliciting the Company’s suppliers, employees, customers and prospective customers during the term of the employment agreement and for a period of one year thereafter.

The foregoing description of the employment agreement is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

A copy of the press release announcing Dr. O’Neill’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement, dated June 1, 2018, by and between BioXcel Therapeutics, Inc. and Dr. Vincent O’Neill, M.D.

99.1	Press release, dated June 6, 2018.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2018	BIOXCEL THERAPEUTICS, INC.

/s/ Vimal Mehta, Ph.D.
Vimal Mehta, Ph.D.
Chief Executive Officer

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